Exhibit 10.1

October 25, 2010

Near Margalit

Chief Executive Officer

Source Photonics, Inc.

20550 Nordhoff Street

Chatsworth, CA  91311

Dear Near:

1.             We thank you for your many contributions with Source Photonics, Inc. (the “Company”), and would like to ensure that you remain committed to the Company’s goals and targets.  Therefore, if the Company should complete a Transaction (as defined below) on or prior to May 21, 2011, then MRV will pay you a lump sum cash payment of $695,999.  In order to earn this bonus, you must be employed continuously through the date of the Transaction, and you must not have provided notice of your termination as of the date of the Transaction.  The bonus will be paid, less applicable withholdings, within 30 days after completion of the Transaction.

2.             A “Transaction” is defined as: (a) the acquisition by any person, other than by the Company, its parent, or any of the parent’s subsidiaries, of beneficial ownership of 50% or more of the combined voting power of the Company’s then outstanding voting securities; (b) purchase of a majority of the shares of the Company’s Common Stock under a tender offer or exchange offer, other than an offer by the Company; or (c) completion of a merger, liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company, in each case that does not result in the Company’s parent retaining direct or indirect control of the Company.  For purposes of clarification, a “Transaction” does not include an initial public offering of the Company.

3.             Eligibility to earn a bonus under this letter agreement is not an employment offer or contract by the Company.  Therefore, your employment status remains “employment-at-will,” which means there is no guarantee of employment for any specified period of time and both you or the Company can terminate the employment relationship at any time, with or without cause and for any reason or no reason.  If your employment terminates for any reason prior to the completion of a Transaction or if a Transaction is not completed on or prior to May 21, 2011, you will not receive any payment pursuant to this letter agreement.

4.             This letter agreement supersedes any prior agreements or understandings, oral or written, between you and the Company with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto.  This letter agreement shall be binding upon and inure to the benefit of you and your estate, and the Company and any successor of the Company or affiliate of a successor to the Company, but neither this letter agreement nor any rights arising hereunder may be assigned or pledged by you.  This letter agreement shall not be varied, altered, modified, cancelled, changed or in any way amended except by our mutual agreement in a written instrument executed by both parties or our legal representatives.  In the event that any provision or portion of this letter agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this letter agreement shall be unaffected and shall remain in full force and effect. To the extent not preempted by Federal law, the provisions of this letter agreement shall be construed and enforced in accordance with the laws of the State of California.

5.             Except with respect to the cash bonus payable to you pursuant to Paragraph 1 hereof, as a material inducement to the parties to enter into that certain Stock Purchase Agreement, by and among MRV Communications, Inc., the Company, Source Photonics Santa Clara, Inc., and Magnolia Source B.V., you hereby forever fully and irrevocably waive your right to receive any other payment or benefit in connection with a Transaction, whether payable pursuant to the terms of that certain Executive Retention Agreement, dated as of August 23, 2010, by and between you and the Company (the “Retention Agreement”), or any other plan, arrangements or agreement with the Company or any of its affiliates.  To the extent that you would otherwise become entitled to accelerated vesting, extended exercisability and/or severance payments and benefits under the Retention Agreement or any other plan, arrangements or agreement with the Company or any of its affiliates, in any case entered into prior to the date of the Transaction, as applicable, the terms and conditions of this Paragraph 5 shall control such payments and/or benefits in their entirety.

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We look forward to a successful completion of 2010 for you and for us as a company and appreciate your contributions towards this achievement. Please acknowledge your acceptance of this offer by signing in the space provided below and return a copy to me.

Sincerely,

/s/ Jennifer Hankes Painter

Jennifer Hankes Painter
VP, General Counsel for
Source Photonics, Inc. and MRV Communications, Inc.

AGREED AND ACCEPTED:

/s/ Near Margalit
Near Margalit